                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  NICOR INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  630/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 19, 2001

     The Annual Meeting of Stockholders of Nicor Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 19, 2001, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) transacting such other business as may be brought before the meeting.

     Only stockholders of record on the books of Nicor at the close of business on February 21, 2001, will be entitled to vote at the meeting. The stock transfer books will not be closed.
                                          RUSS M. STROBEL
                                          Senior Vice President, General Counsel
                                          and Secretary

March 8, 2001
--------------------------------------------------------------------------------

                                   IMPORTANT

        Nicor has approximately 29,000 registered stockholders. Your vote is important, and we urge you to sign, date and mail all proxies you receive even though you plan to attend. If you attend the meeting, you may vote personally on all matters brought before the meeting.

        Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the
   United States, is enclosed for your convenience.
--------------------------------------------------------------------------------

     The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.

                          [PARKING GARAGES & LOTS MAP]

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 19, 2001. Nicor will pay the cost of soliciting proxies. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor's 2000 Annual Report, the Proxy Statement and the form of proxy is scheduled to be mailed on or about March 8, 2001, to all stockholders of record on February 21, 2001.

                                     VOTING

     As of February 21, 2001, Nicor had outstanding 45,370,546 shares of Common Stock and 125,978 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented will be voted as the Board of Directors recommends.

                             ELECTION OF DIRECTORS

     The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

NOMINEES

     The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Nicor Gas Company, a subsidiary of Nicor Inc.


[PHOTO]                ROBERT M. BEAVERS, JR.; Age 57
                       Director since 1992
                       Business experience:  Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial
                            Bakeries); Senior Vice President 1980-1999, as well as
                            Zone Manager 1980-1993, McDonald's Corporation
                            (Restaurants).

[PHOTO]                BRUCE P. BICKNER; Age 57
                       Director since 1996
                       Business experience:  Executive Vice President since 1999,
                            Monsanto Company (Agricultural Chemicals, Seed and
                            Technology); Chairman of the Board and Chief Executive
                            Officer, 1988-1998, DEKALB Genetics Corporation
                            (Agricultural Genetics and Technology), as well as
                            Chairman of the Board, 1986-1995, DEKALB Energy Company
                            (Gas and Oil Exploration and Production).
                       Directorship:   Castle Bancgroup Inc.


[PHOTO]                JOHN H. BIRDSALL, III; Age 57
                       Director since 1982
                       Business experience:  Private Investor; formerly President,
                            1982-1986, Birdsall, Inc., a subsidiary of Nicor Inc.
                            (Containerized Shipping).

[PHOTO]                THOMAS A. DONAHOE; Age 65
                       Director since 1998
                       Business experience:  Retired; formerly Partner, 1970-1996, as well as Managing Partner--Operations-Audit Practice,
                            1995-1996 and Vice Chairman 1988-1995, Price Waterhouse
                            LLP (Accounting and Consulting Services).
                       Directorships:  Andrew Corporation; BWAY Corporation.

[PHOTO]                THOMAS L. FISHER; Age 56
                       Director since 1988
                       Business experience:  Chairman of the Board since 1996,
                            Chief Executive Officer since 1995 and President since
                            1994, Nicor Inc., as well as President and Chief
                            Executive Officer since 1988, Nicor Gas Company.


[PHOTO]                JOHN E. JONES; Age 66
                       Director since 1993
                       Business experience:  Retired; formerly Chairman of the
                            Board and Chief Executive Officer, 1989-1996, as well as President and Chief Operating Officer, 1988-1996,
                            CBI Industries, Inc. (Industrial Construction).
                       Directorships: Amsted Industries, Inc.; BWAY Corporation;
                            Valmont Industries, Inc.

[PHOTO]                DENNIS J. KELLER; Age 59
                       Director since 1994
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1987, DeVry Inc., as well as
                            Chairman of the Board and Chief Executive Officer since
                            1981, Keller Graduate School of Management (Technical
                            and Management Education).
                       Directorship:   DeVry Inc.

[PHOTO]                WILLIAM A. OSBORN; Age 53
                       Director since 1999
                       Business experience:  Chairman of the Board and Chief
                            Executive Officer since 1995, as well as President
                            since 1993, Northern Trust Corporation (Banking and
                            Trust Services).
                       Directorships:  Caterpillar Inc.; Northern Trust Corporation


[PHOTO]                JOHN RAU; Age 52
                       Director since 1998
                       Business experience:  Chairman since March 2000, Chicago
                            Title and Trust Company Foundation (Charitable
                            Foundation); formerly President and Chief Executive
                            Officer, 1997-2000, Chicago Title Corporation
                            (Financial Services); Dean of the School of Business,
                            1993-1996, Indiana University (Bloomington, IN).
                       Directorships:  BorgWarner Inc.; divine interVentures, Inc.;
                            First Industrial Realty Trust, Inc.; LaSalle Bank N.A.;
                            YOUcentric, Inc.

[PHOTO]                PATRICIA A. WIER; Age 63
                       Director since 1990
                       Business experience:  Independent business consultant since
                            1994; formerly President, 1986-1993, Encyclopaedia
                            Britannica North America, a division of Encyclopaedia
                            Britannica, Inc. (Publishing).

BOARD AND COMMITTEE MEETINGS

     The Nicor Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 2000, there were eight meetings of the Board of Directors, 10 meetings of the Audit Committee, three meetings of the Compensation Committee and two meetings of the Committee on Directors. All incumbent Directors attended more than 85% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

     The Audit Committee, of which Messrs. Beavers, Bickner (Chairperson), Birdsall and Donahoe are members, is responsible for recommending to the Board of Directors the appointment of independent public accountants; reviewing the scope, fees and findings of audits and other services performed by the independent public accountants; reviewing the activities and findings of the internal audit staff; and reviewing Nicor's system of internal controls. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption "Audit Committee Report" and in the Audit Committee Charter that is included as Appendix A.

     Members of the Compensation Committee are Messrs. Jones, Keller and Petersen (Chairperson) and Mrs. Wier. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits. Mr. Petersen is not standing for reelection to the Board in 2001. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the caption "Compensation Committee Report."

     Members of the Committee on Directors are Messrs. Donahoe, Jones (Chairperson), Osborn and Rau. The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

     Directors who are not Nicor or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Committee chairpersons are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted into additional share units based on then current market prices for Nicor's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of Nicor Common Stock. Once each year a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 5,476 share units for compensation deferred and dividends paid during 2000, with an average per share price of $33.78. Nonofficer Directors also receive a grant of 300 shares of Nicor Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

                             AUDIT COMMITTEE REPORT

     The Audit Committee consists of four members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as required of audit committee members by the New York Stock Exchange listing standards. During 2000, the Committee held 10 meetings, including special purpose meetings where the Committee acted as an oversight group for the Board on Nicor Gas' mercury inspection and clean-up program. In April 2000 the Committee adopted and the Board approved a written charter, a copy of which is included with this proxy statement. The charter specifies the scope of Committee's responsibilities and how it carries out those responsibilities.

     The Committee has reviewed and discussed Nicor's quarterly and annual audited financial statements with management and with Arthur Andersen LLP, the company's independent public accountants. In addition, the Committee held special meetings with management and with Arthur Andersen LLP to review and discuss the financial reporting of Nicor Gas' mercury inspection and clean-up program. Nicor has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has also received from Arthur Andersen LLP the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, by the Independence Standards Board, regarding their independence. The Committee has discussed with Arthur Andersen LLP their independence and considered whether the provision of non-audit services referred to under "Independent Public Accountants" on page 19 is compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2000 audited financial statements be included in Nicor's Annual Report on Form 10-K for 2000.

            Audit Committee of the Board of Directors of Nicor Inc.

   Bruce P. Bickner, Chairperson Robert M. Beavers, Jr. John H. Birdsall, III
                               Thomas A. Donahoe

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is the number of shares of Nicor's Common Stock beneficially owned by each of Nicor's Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 21, 2001, with sole voting and investment power except as otherwise noted, and share units held in the Directors' Deferred Compensation Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock except Mr. Birdsall, who beneficially owns 1.4% of the outstanding shares, and no Director or executive officer owns any shares of Preferred Stock.

                                                       SHARES                   DIRECTORS'
                                                    BENEFICIALLY                 DEFERRAL
             NAME OF BENEFICIAL OWNER                  OWNED                  PLAN UNITS (1)     TOTAL
             ------------------------               ------------              --------------   ---------
Robert M. Beavers, Jr.............................       7,633                         0           7,633
George M. Behrens.................................      18,695(2)(3)                   0          18,695
Bruce P. Bickner..................................       6,072                         0           6,072
John H. Birdsall, III.............................     646,429(4)                      0         646,429
Philip S. Cali....................................      58,322(2)(3)                   0          58,322
Thomas A. Donahoe.................................       4,500(3)                  3,109           7,609
Thomas L. Fisher..................................     250,033(2)(3)                   0         250,033
Kathleen L. Halloran..............................      51,417(2)                      0          51,417
John E. Jones.....................................       2,800                     5,289           8,089
Dennis J. Keller..................................       2,900                     8,723          11,623
William A. Osborn.................................       2,300                         0           2,300
Sidney R. Petersen................................       6,324(3)                      0           6,324
John Rau..........................................       2,900                     2,539           5,439
Patricia A. Wier..................................       5,733                     9,987          15,720
Directors and Executive Officers as a Group.......   1,068,120(2)(3)(4)           29,647       1,097,767
  Percentage of class.............................         2.3

---------------
(1) Share units held in the Directors Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

(2) Includes shares or share equivalents held pursuant to company benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. Behrens, 12,000; Mr. Cali, 45,500; Mr. Fisher, 163,100; Ms. Halloran, 40,500; and all Directors and executive officers as a group, 261,100; (b) shares held by the Savings Investment and Thrift Trust for: Mr. Behrens, 2,730; Mr. Cali, 3,526; Mr. Fisher, 19,965; Ms. Halloran, 1,375; and all
    Directors and executive officers as a group, 27,596; and (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50% of their cash awards from the Annual Incentive Compensation Plan or Long-Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. Behrens, 2,130; Mr. Cali, 3,915; Mr. Fisher, 29,511; Ms. Halloran, 2,920; and all Directors and executive officers as a group, 38,476.

(3) Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Behrens, 1,835; Mr. Cali, 1,205; Mr. Donahoe, 4,500; Mr. Fisher, 37,278; Mr. Petersen, 6,324; and all Directors and executive officers as a group, 52,204.

(4) Includes 262,526 shares held by a corporation of which Mr. Birdsall is president, the stock of which is owned by a trust of which he is trustee, and 55,362 shares held by a trust of which he is trustee, with sole voting and investment power, and 25,200 shares owned by a trust in which Mr. Birdsall is co-trustee with shared voting and investment power, and for which he disclaims any beneficial interest.

     Stock ownership guidelines have been established for Directors and officers of Nicor and its subsidiaries. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. The guidelines, stated as a multiple of the Director's annual retainer plus fees or the officer's base salary, are as follows: Nonofficer Director, three times; Chief Executive Officer, three times; Executive Vice President, Senior Vice President or President of a subsidiary, one and a half times; Vice President, one times; and Assistant Vice President, one-half times. Directors and officers are asked to comply with these guidelines through ownership of stock or stock equivalents within five years after inception of the guidelines (1996) or within five years of becoming a new Director or officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in Nicor stock by executive officers and Directors of the company is required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, and Nicor is not aware of such persons who did not file on a timely basis all reports required.

                         COMPENSATION COMMITTEE REPORT

     The following information regarding compensation is given with respect to the Chief Executive Officer and other executive officers.

Executive Compensation Philosophy

     Executive compensation at Nicor is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. Nicor's executive compensation program is based upon two objectives:

     - Provide market-competitive compensation opportunities; and

     - Create strong links between shareholder value, financial performance and the pay of Nicor's top officers.

     To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

     Nicor's executive compensation program has two components -- annual compensation and long-term incentive compensation.

     The annual compensation program is composed of base salary and annual incentive compensation.

     - Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. The compensation surveys used in Nicor's comparison are weighted to the gas distribution industry and include proprietary surveys prepared by the American Gas Association, as well as gas utility and general industry surveys from the Towers Perrin, Mercer and Hewitt Associates compensation data banks. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums from 20% below to 20% above targeted levels. The executive officers' 2000 salaries averaged 7.8% below those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience, and changes in duties and responsibilities since the previous salary review.

     - Participation in the annual incentive compensation plan, which in 2000 included the Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out Nicor's annual operating plans, and also reflects competitive practice. Annual incentive compensation opportunities are based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. In establishing the actual bonus awards to be made, the Compensation Committee may take into account facts and circumstances which exist during the year.

     - For 2000, Nicor officers had 70% of their annual incentive target based on goals related to the performance of Nicor Gas, Nicor's primary subsidiary, and 30% related to the performance of the nonutility operations. Annual incentive compensation for the executive officers for 2000 reflected the achievement of 0% of the utility net income goal and 125% of the nonutility net income goals.

     The long-term incentive compensation program is primarily comprised of stock options and dividend performance units and is intended to focus senior management clearly on Nicor's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal amount of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and include the Chief Executive Officer and other executive officers who are responsible for setting and carrying out Nicor's longer-range strategic plans.

     - Stock options carry a maximum 10-year term and are issued with an exercise price equal to the fair market value at the date of grant.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period. At the end of the restricted period, the stock options automatically become exercisable.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of Nicor Common Stock over a specified performance period (the performance period for 2000 awards was three years).

     - Dividend performance units can be earned based upon objectives established by the Compensation Committee for Nicor's three-year total shareholder return relative to the S&P Utilities Index (the same peer group used in the Stock Performance Graph shown following this report). The potential number of dividend performance units earned can range from 0% to 150% of the number granted. A 100% payout is achieved when Nicor's performance is in the 60th percentile of the peer group comparison.

     - If Nicor's total shareholder return for the performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

     Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage Nicor so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, Nicor may also make restricted stock grants to selected key individuals.

     Long-term incentive compensation relating to dividend performance units for executive officers for 2000 was 0% of target for the performance period 1998 through 2000, based on Nicor's stock performance relative to the S&P Utilities Index.

CEO Compensation

     On March 20, 2000, Mr. Fisher's base salary was increased by $38,000, a 6.6% increase. The Committee considered the following factors when reviewing Mr. Fisher's salary: his job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; his past salary adjustments; and individual performance, including leadership, organization development, shareholder/ investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

     The Committee awarded Mr. Fisher a grant of 50,000 stock options and dividend performance units on March 16, 2000. The annual target is set at about the 60th percentile of competitive data for his position as described in this report. The dividend performance units awarded to Mr. Fisher in 2000 have a performance period of 2000 through 2002. Dividend performance units may be earned subject to the performance criteria described in this report.

     Mr. Fisher's annual incentive compensation for 2000 was based on the achievement of predefined net income objectives, 70% based on utility performance and 30% based on nonutility performance.

1993 Tax Act

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by Nicor to any of the five most highly compensated employees is not deductible by Nicor unless it meets procedural criteria mandated by law.

     The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to Nicor's compensation programs. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of Nicor's executive compensation programs. Therefore, the Committee considers it to be in the best interests of Nicor's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the Internal Revenue Service's regulations. In view of anticipated compensation levels of the covered employees in fiscal year 2001, the Committee expects that all compensation paid or accrued will qualify as a tax deductible amount.

         Compensation Committee of the Board of Directors of Nicor Inc.

 Sidney R. Petersen, Chairperson  John E. Jones  Dennis J. Keller  Patricia A.
                                      Wier

                            STOCK PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for Nicor Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1996, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                              [PERFORMANCE CHART]

                                                          NICOR                   S&P UTILITIES                  S&P 500
                                                          -----                   -------------                  -------
                                                          $100                         $100                        $100
1996                                                       136                          103                         123
1997                                                       166                          128                         164
1998                                                       173                          147                         211
1999                                                       138                          134                         255
2000                                                       193                          213                         232

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows executive compensation for the years indicated for the Chief Executive Officer and the three other Nicor executive officers whose salary and bonus for 2000 exceeded $100,000 ("named executive officers"):

                                                                 LONG-TERM COMPENSATION
                                             ANNUAL          ------------------------------
                                          COMPENSATION         AWARDS          PAYOUTS
                                       -------------------   ----------   -----------------
                                                               SHARES
           NAME AND                                          UNDERLYING       LONG-TERM          ALL OTHER
      PRINCIPAL POSITION        YEAR    SALARY     BONUS      OPTIONS     INCENTIVE PLAN(1)   COMPENSATION(2)
-------------------------------------------------------------------------------------------------------------
T. L. Fisher                    2000   $601,231   $175,813     50,000         $      0           $ 65,527
  Chairman, President and       1999    563,923    268,983     35,000          229,845             55,877
  Chief Executive Officer of    1998    529,231    294,250     26,000          141,100             48,575
  Nicor and Nicor Gas
P. S. Cali                      2000   $261,539   $ 59,719     21,600         $      0           $ 15,315
  Executive Vice President      1999    234,173     92,963      8,000           62,685             13,468
  Operations of Nicor           1998    198,692     69,366      6,500           35,275             11,440
  and Nicor Gas
K. L. Halloran                  2000   $257,692   $ 68,875     21,000         $      0           $ 23,245
  Executive Vice President      1999    233,808     87,472      8,000                0             18,888
  Finance and Administration    1998    197,692     48,510      6,500           22,825             15,588
  of Nicor and Nicor Gas
G. M. Behrens                   2000   $193,000   $ 30,725     13,800         $      0           $ 10,132
  Vice President                1999    180,923     42,905      5,000                0              9,477
  Administration and            1998    170,385     37,518      4,500           10,375              8,967
  Treasurer of Nicor
  and Nicor Gas

---------------
(1) Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash or up to 50% can be deferred and converted into share unit equivalents in the Stock Deferral Plan. No payout was made in 2000 for awards having a 1998-2000 performance period.

(2) Amounts shown for 2000 include company contributions to the Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Mr. Fisher, Mr. Cali, Ms. Halloran and Mr. Behrens of $28,408, $13,730, $12,176, and $10,132, respectively; interest earned in excess of market on deferred salary for Mr. Fisher, Mr. Cali and Ms. Halloran of $31,601, $1,585 and $11,069, respectively; and credits under the 1968 Incentive Compensation Plan for Mr. Fisher of $5,518.

OPTION GRANTS TABLE

     The following table shows stock options granted in 2000 to the named executive officers:

                                                          INDIVIDUAL GRANTS
                                        -----------------------------------------------------
                                        NUMBER OF      % OF TOTAL
                                          SHARES        OPTIONS       EXERCISE
                                        UNDERLYING     GRANTED TO      OR BASE                      GRANT DATE
                                         OPTIONS      EMPLOYEES IN      PRICE      EXPIRATION    PRESENT VALUE(2)
                NAME                    GRANTED(1)    FISCAL YEAR     ($/SHARE)       DATE             ($)
                ----                    ----------    ------------    ---------    ----------    ----------------
T. L. Fisher........................      50,000           20          32.0625      03/16/10         162,500
P. S. Cali..........................      21,600            9          32.0625      03/16/10          70,200
K. L. Halloran......................      21,000            8          32.0625      03/16/10          68,250
G. M. Behrens.......................      13,800            5          32.0625      03/16/10          44,850

---------------
(1) Options become exercisable on March 17, 2003.

(2) Present value of grants on March 16, 2000, the date of grant, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 5.7%, volatility of 16.8%, risk-free interest rate of 6.4%, and expected period outstanding of three years. The weighted-average present value of an option granted in 2000 was $3.25.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUE TABLE

     The following table shows the December 31, 2000 stock option values for the named executive officers, none of whom exercised options in 2000:

                                                        NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                       OPTIONS AT YEAR-END              AT YEAR-END (1)
                      NAME                          EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE ($)
                      ----                          -------------------------    -----------------------------
T. L. Fisher....................................         137,100/111,000               2,000,294/802,250
P. S. Cali......................................           39,000/36,100                 635,938/297,956
K. L. Halloran..................................           34,000/35,500                 463,375/291,281
G. M. Behrens...................................            7,500/23,300                  92,031/190,681

---------------
(1) Value based on the market value of Nicor's Common Stock at December 31, 2000, minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN 2000

     The following table shows dividend units granted in 2000 to the named executive officers:

                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                           NON-STOCK PRICE-BASED PLAN
                                        NUMBER      PERFORMANCE      ---------------------------------------
               NAME                    OF UNITS        PERIOD        THRESHOLD($)    TARGET($)    MAXIMUM($)
               ----                    --------     -----------      ------------    ---------    ----------
T. L. Fisher.......................     50,000     2000 thru 2002       61,938        247,750      371,625
P. S. Cali.........................     14,500     2000 thru 2002       17,962         71,848      107,771
K. L. Halloran.....................     14,000     2000 thru 2002       17,343         69,370      104,055
G. M. Behrens......................      8,500     2000 thru 2002       10,529         42,118       63,176

     Each dividend unit accumulates dividends equivalent to the dividends paid on one share of Nicor Common Stock during the performance period. Estimated future payouts are based on the present Nicor Common Stock dividend rate. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is determined by a performance multiplier which ranges from 0 to 1.5 based on Nicor's total shareholder return over the performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

     The following table shows the estimated annual benefits under Nicor's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                        YEARS OF SERVICE
    BASE                                        ----------------------------------------------------------------
COMPENSATION                                       15            20            25            30            35
------------                                    --------      --------      --------      --------      --------
  $150,000     .............................    $ 37,877      $ 50,502      $ 63,128      $ 75,753      $ 85,128
   250,000     .............................      64,877        86,502       108,128       129,753       145,378
   350,000     .............................      91,877       122,502       153,128       183,753       205,628
   450,000     .............................     118,877       158,502       198,128       237,753       265,878
   550,000     .............................     145,877       194,502       243,128       291,753       326,128
   650,000     .............................     172,877       230,502       288,128       345,753       386,378
   750,000     .............................     199,877       266,502       333,128       399,753       446,628

     The Retirement Plan, which covers all Nicor and Nicor Gas employees hired through December 31, 1997 and not covered by a bargaining agreement, including most executive officers of Nicor, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan. Under the Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the average yield of the 30-year Treasury Constant Maturities in effect two months prior to the beginning of the quarter during which retirement occurs. The benefits are not subject to any reduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Fisher, 33; Mr. Cali, 23; Ms. Halloran, 26; and Mr. Behrens, 4.

CHANGE IN CONTROL ARRANGEMENTS

     In the event of a "change in control" of Nicor, then the following would generally occur:

     - Under the provisions of Nicor's Long-Term Incentive Plan, all outstanding stock options, restricted stock and performance units will automatically become fully exercisable and/or vested;

     - Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical;

     - Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary or other compensation in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years of the control change for any reason other than death or total and permanent disability; and

     - Under the terms of the Stock Deferral Plan, balances will be distributed as soon as practical.

     In general, a change in control occurs if any person or group is or becomes a beneficial owner of or has accepted for payment 20% or more of the outstanding Common Stock or securities with 20% or more of the combined voting power of all Nicor voting securities; if the shareholders approve a plan of complete liquidation or dissolution of Nicor; if individuals who were the Board's nominees for election shall not constitute a majority of the Board following the election; or upon consummation of a reorganization, merger, consolidation, or other business combination involving Nicor or the sale or other disposition of more than 50% of the operating assets of Nicor on a consolidated basis, unless Nicor stockholders continue to own at least 60% of the resulting entity in substantially the same proportion, no person thereby becomes the beneficial owner of 20% or more of the Common Stock or voting securities of the resulting entity, and members of the Nicor Board become at least a majority of the Board of the resulting entity. In addition, a change in control will occur for purposes of any stock-based award if a tender offer not approved by the Board is made whereby the offeror could become the owner of 50% or more of Nicor's voting stock unless the offer is withdrawn by three business days prior to its scheduled termination.

     The Board of Directors has entered into change in control agreements with Mr. Fisher, Mr. Cali, Ms. Halloran and Mr. Behrens. For purposes of these agreements, a change in control is the same as noted above. These agreements generally provide for continued employment for two years following a change in control in their then current positions at no less than their current compensation and benefits, and for the following upon termination of the executive's employment by the executive for "good reason" or by Nicor without "cause" (as defined in the change in control agreement) during that period: (1) payment of an amount equal to three times (two times for Mr. Behrens) the sum of the executive's annual base salary and the greater of the average bonus for the last two years or the current year target bonus; (2) full vesting plus credit for an additional three years (two years for Mr. Behrens) of age and service in the pension/supplementary retirement plan; (3) full vesting and an additional three years (two years for Mr. Behrens) of company contributions to the Savings Investment Plan; (4) full vesting of all outstanding stock incentive awards, which would continue to be exercisable for their full term or until the executive's earlier death; (5) at least a three year (two years for Mr. Behrens) continuation of welfare benefits; and (6) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on "parachute payments," Nicor will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax were payable. The agreements will continue through December 31, 2001, and would be automatically extended for an additional year at that date and on each December 31 thereafter unless either party gives notice to the contrary by the preceding June 30. The agreements are also extended automatically for two years following any change in control while they are in effect.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Russ M. Strobel was elected Senior Vice President, General Counsel and Secretary of Nicor Inc. and Nicor Gas Company in January 2001. Mr. Strobel's wife, Pamela B. Strobel, is an Executive Vice President of Exelon Corporation, the President of Exelon Energy Delivery Company, and the Vice Chair of Commonwealth Edison Company (ComEd), both of which are subsidiaries of Exelon Corporation. Since January 1, 2001, Nicor Gas and ComEd are parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For year 2001, Nicor Gas estimates that it will bill ComEd approximately $4,450,000 and that ComEd will bill Nicor Gas approximately $12,575,000. (2) Nicor Gas and ComEd are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. Nicor Gas estimates that it will receive payments of approximately $2,400,000 in 2001 under this agreement. In addition, Nicor Energy, L.L.C. (Nicor Energy), which is indirectly 50% owned by Nicor Inc., is a power marketer and purchases electricity from ComEd for resale to certain Nicor Energy customers. Nicor Energy estimates that it will pay ComEd approximately $64,000,000 for such purchases in 2001. Also, Horizon Pipeline Company, L.L.C., which is indirectly 50% owned by Nicor Inc., has made a proposal to utilize approximately 23 miles of ComEd's right of way starting in 2001 in connection with a pipeline project. No agreement has been reached and no consideration has been agreed to.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, Arthur Andersen LLP, independent public accountants, has been reappointed by the Board to audit the accounts of Nicor for 2001. Arthur Andersen LLP has audited the accounts of Nicor and its predecessor since 1954. A representative of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement and respond to appropriate questions.

AUDIT FEES

     Fees billed to Nicor by Arthur Andersen LLP for the year 2000 for professional services rendered for the audit of Nicor's annual financial statements for 2000 and the review of the financial statements included in its quarterly reports during 2000 were $408,300.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Fees billed to Nicor by Arthur Andersen LLP for the year 2000 for professional services rendered for information technology services were $23,600.

ALL OTHER FEES

     Fees billed to Nicor by Arthur Andersen LLP for the year 2000 for professional services rendered for all other services were $144,800.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals must be received at Nicor's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 8, 2001, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2002 Annual Meeting of Stockholders. In addition, written notice must be received on or before February 18, 2002 and must otherwise comply with Nicor's By-Laws in order for stockholder proposals to be presented at the 2002 Annual Meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

     By order of the Board of Directors.

                                          RUSS M. STROBEL
                                          Senior Vice President, General Counsel
                                          and Secretary

March 8, 2001

                                                                      APPENDIX A

                                   NICOR INC.
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee's membership, including the number, qualifications and independence of its members, its written charter and its responsibilities shall comply with the corporate governance rules of the New York Stock Exchange and the proxy rules of the Securities and Exchange Commission.

     The audit committee shall consist of at least three members, each of whom is independent of management and the company and who satisfy the qualification requirements established by the New York Stock Exchange. The board of directors shall appoint the members of the audit committee annually and shall designate the chairman of the committee.

     The board of directors shall also have the power at any time to change the membership of the audit committee and fill its vacancies. Subject to rules prescribed by the board of directors, the audit committee shall meet at such times, but not less than three times annually, and at such place as the members of the audit committee shall deem necessary or desirable. Meetings of the audit committee may be called at any time by the chairman of the committee or by any two members of the committee.

     Except as expressly provided in this charter or the bylaws of the corporation, the audit committee shall fix its own rules of procedure.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling its responsibility relating to the company's accounting and reporting practices, the quality and integrity of financial reports and the independent audit of financial statements. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the management of the corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the accounting and financial reporting practices of the company continue to comply with all applicable requirements and that they remain of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Ensure that the independent auditor remains ultimately accountable to the board of directors and the audit committee; and that the board of directors and the audit committee have ultimate authority and responsibility to select, evaluate and when appropriate, replace the independent auditor.

     - Ensure that the outside auditor submits periodic reports regarding all relationships between the auditor and the company, including all matters required by Independence Standards Board Standard No. 1; that there are discussions with the independent auditor regarding disclosed relationships or services that may affect their objectivity and independence; and, when appropriate, that recommendations are made to the board of directors to take action to satisfy itself of the independence of the independent auditor.

     - Meet with the independent auditors and financial management of the company to review the scope of the proposed annual audit and quarterly reviews for the current year and the procedures to be utilized.

     - Review the audited financial statements and management's discussion and analysis proposed to be contained in the Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content which is to be presented to the shareholders.

     - Recommend to the board of directors the inclusion of the audited financial statements of the company in its Annual Report to Shareholders and Form 10-K.

     - Prepare the report of the audit committee required by the rules of the Securities and Exchange Commission to be included in the corporation's annual meeting proxy statement.

     - Prior to the filing of each Form 10-Q and the Form 10-K, be available to discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including the quality of the company's accounting principles, financial reporting and other matters that should be communicated to the audit committee under the professional standards of the American Institute of Certified Public Accountants.

     - Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Review at least annually a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     - Review with the independent auditors, the internal auditors and financial management, the adequacy and effectiveness of the accounting and financial controls of the company; and elicit any recommendations for the improvement of controls or procedures that are desirable or necessary with particular emphasis to be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     - Review the results of procedures performed to determine adherence to the company's code of conduct and ethics.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present.

     - Discuss the significant matters from each audit committee meeting with the board of directors.

     - Review and reassess at least annually the audit committee charter in light of current circumstances and changes in regulations, and recommend any proposed revisions to the audit committee charter to the board of directors.

     - Perform any other action necessary to comply with the regulations of the Securities and Exchange Commission and the New York Stock Exchange.

[NICOR LOGO]     NICOR INC.
                 P.O. Box 3014
                 Naperville, IL 60566-7014


PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Patricia A. Wier, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Nicor Inc., to be held April 19, 2001, or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all other matters properly presented at the meeting.


PROXIES WILL BE VOTED AS DIRECTED.
IN THE ABSENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.


Continued and to be dated and signed on the other side

Continued from the other side
The Board of Directors recommends a vote FOR all nominees listed below. Indicate your vote by any X in the appropriate box.

1. Election Directors         Nominees:
-----------------------------------------------------------------------------------------------------------------------------------
     [ ] FOR                  1.   R. M. Beavers, Jr.        6.   J. E. Jones        [ ] Mark box to discontinue mailing the Annual
         All Nominees         2.   B. P. Bickner             7.   D. J. Keller            Report for this account.
                              3.   J. H. Birdsall, III       8.   W. A. Osborn
     [ ] WITHHOLD             4.   T. A. Donahoe             9.   J. Rau
         ALL Nominees         5.   T. L. Fisher             10.   P. A. Wier

     [ ] FOR                                                                          [NICOR LOGO]     NICOR INC.
         ALL Nominees EXCEPT (1)                                                                       P.O. Box 3014
                                                                                                       Naperville, IL 60566-7014
     (1) To withhold authority to vote for any nominee, write that nominee's                           630 305-9500
         name below and mark an X in the "For ALL EXCEPT" box above.

     --------------------------------------------------------------------------




P

R

O

X

Y                                                                                                  Date
                                                                                                       ----------------------------

Please vote, date and sign your name(s) exactly as
shown and mail promptly in the enclosed envelope.      ----------------------------------------------------------------------------
                                                       Stockholder Signature                 if Joint Account, All should sign